Exhibit 99.1

Contacts:	Maureen Byrne
Roche
(973) 562-2203
maureen.byrne@roche.com

Bethany Greer
Trimeris, Inc.
(919) 419-6050
bgreer@trimeris.com

Noelle Boyd
Manning Selvage & Lee
(212) 468-4313
noelle.boyd@mslpr.com

New Data Presented at Major AIDS Meeting Show FUZEON Plus an Active Protease Inhibitor Provides

Maximal HIV Suppression in Treatment Experienced Patients

— Large Trials of Investigational Drugs Support Powerful Treatment Strategy

for Triple-Class Experienced Patients —

BOSTON, MA (March 1, 2005) – Patients previously treated with three classes of antiretrovirals can achieve maximal viral suppression when starting a regimen of FUZEON® (enfuvirtide) in combination with an active boosted protease inhibitor (PI) and other anti-HIV drugs, according to new study data presented at the 12th annual Conference on Retroviruses and Opportunistic Infections (CROI). These new studies add to the growing body of evidence that support a powerful treatment strategy for treatment-experienced patients – building upon findings from the FUZEON pivotal trials, TORO-1 and TORO-2. Co-developed by Roche and Trimeris (Nasdaq: TRMS), FUZEON is the first and only fusion inhibitor available for the treatment of HIV.

“The goal of HIV treatment is to achieve maximum suppression of the virus – for both patients who are starting an antiretroviral regimen for the first time, and those who are treatment-experienced,” said Joseph Eron, Jr., MD, Associate Professor of Medicine at the University of North Carolina, Chapel Hill. “The data presented at CROI are encouraging because they show that this goal is attainable in triple-class experienced patients. Multiple independent studies are showing that the majority of triple-class experienced HIV-positive patients achieve maximal response when an active PI-containing regimen is paired with FUZEON.”

In a late-breaker presentation, investigators reported results of a 24-week phase IIB study of an investigational boosted protease inhibitor, TMC-114/ritonavir, in triple-class experienced patients. Of those who received FUZEON and TMC-114/ritonavir for the first time, two-thirds (67 percent; 18/27) achieved undetectable levels of HIV at 24 weeks (defined as less than 50 copies/mL of HIV in the blood) compared to one-third (37 percent; 10/27) of patients who received TMC-114/ritonavir without FUZEON as part of their background regimen. Almost half (47 percent) of patients in the trial received FUZEON.

Integrated results of the phase III RESIST trials of another investigational boosted protease inhibitor, tipranavir, in triple-class experienced patients were also presented at CROI. In the trial, the greatest treatment response was seen in patients treated with FUZEON and tipranavir/ritonavir, along with other anti-HIV drugs. Despite extensive prior treatment and resistance to multiple drugs, more than two-thirds (70 percent) of study participants using FUZEON and tipranavir/ritonavir for the first time in their regimens achieved a treatment response (defined as at least a 1 log drop in HIV levels from baseline) after 24 weeks of therapy.

According to the most recent Antiretroviral Treatment Guidelines from the Department of Health and Human Services, the goal for patients with intermediate prior treatment and drug resistance is “…to re-suppress HIV-RNA levels maximally and prevent further selection of resistance mutations.” To achieve this, Guidelines recommend individuals “Change at least 2 drugs in the regimen to active agents.” The study results presented at CROI further confirm the merit of this approach, and consistently validate the use of FUZEON with an active boosted protease inhibitor as the foundation for optimized regimens in this patient population.

Facts About FUZEON

FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient-years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV. Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche – More Than a Century in the U.S. and the World Founded in 1896 and headquartered in Basel, Switzerland, Roche is one of the world’s leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is one of the world’s leaders in diagnostics, the leading supplier of pharmaceuticals for cancer, as well as a leader in virology and transplantation. As a supplier of products and services for the prevention, diagnosis and treatment of disease, the Group contributes on many fronts to improve people’s health and quality of life. Roche employs roughly 65,000 people in 150 countries, including approximately 15,000 in the United States.

Roche’s U.S. operations celebrate their American Centennial in 2005. In another milestone this year, Roche was named in January to Fortune magazine’s list of Best Companies to Work for in America. One of an increasingly rare breed of major healthcare companies that still bear their original name, Roche today has more than a dozen U.S. sites located in California, Colorado, Indiana, New Jersey and South Carolina, as well as in Puerto Rico. Roche has alliances and research and development agreements with numerous partners, including majority ownership interests in Genentech and Chugai. Roche’s Pharmaceuticals Division offers a portfolio of leading medicines in therapeutic areas including cancer, HIV/AIDS, hepatitis C, transplantation, dermatology and influenza. Roche’s Diagnostics Division supplies a wide array of innovative testing products and services to researchers, physicians, patients, hospitals and laboratories world-wide. For further information, please visit our worldwide and U.S. websites (Global: www.roche.com and U.S.: www.roche.us). For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. Fuzeon, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing Fuzeon and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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